ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: May 1, 2008

Buffered Underlying Securities (BUyS)

Linked to the Deutsche Bank Liquid Commodity Index –

Mean Reversion™ Excess Return

3 Years and 6 Months Maturity  ■  65% - 85% Maximum Return Rate  ■  10% Downside Protection

Indicative Terms & Conditions – May 1, 2008	Offering Period: May 1, 2008 – May 27, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P’s AA)†

Offering	:	Buffered Underlying Securities (“BUyS”) linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return due November 29, 2011 (the “Securities”)

Denomination	:	$1,000 per Security (minimum investment $1,000)

Index	:	Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return (the “Index”) Bloomberg: DBLCMMCL <INDEX>

Initial Level	:	Official closing level of the Index on the Trade Date

Index Return	:	Final Level – Initial Level Initial Level

Final Level	:	Official closing level of the Index on the Final Valuation Date

Participation Rate	:	100%

Maximum Return	:	65% - 85% (to be determined on the Trade Date)

Buffer Level	:	10% of the Initial Level (first 10% depreciation of the Index is fully protected)

Payment Amount at Maturity	:

The Security holder will receive at Maturity for each Security:

•       If the Final Level is greater than or equal to the Initial Level:

$1,000 + ($1,000 x Index Return), subject to a Maximum Return of between 65% and 85% (to be determined on the Trade Date)

•       If the Final Level is less than the Initial Level, and the decline is equal to or less than the Buffer Level:

$1,000

•       If the Final Level is less than the Initial Level, and the decline is greater than the Buffer Level:

$1,000 + [$1,000 × (Index Return + Buffer Level)]

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBCN4 <GO>

Form of Security	:	Global, Book Entry. The Securities will be represented by a single registered global security deposited with the Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions of up to 1.75% or $17.50 per $1,000 Security face amount. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 NT 6 ISIN: US2515A0NT69

Relevant Dates

Offering Period	:	May 1, 2008 – May 27, 2008 at 10:30 a.m. (EST)

Trade Date	:	May 27, 2008

Initial Settlement Date	:	May 30, 2008 (three Business Days following the Trade Date)

Final Valuation Date	:	November 23, 2011

Maturity Date	:	November 29, 2011 (three Business Days following the Final Valuation Date)

†	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

BUyS Product Snapshot

Indicative Terms

Structure:

• Index:	Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return (Bloomberg: DBLCMMCL <INDEX>)
• Maturity:	Three Years and Six Months
• Buffer Level:	10%
• Downside Risk:	One-for-one downside participation with 10% Buffer
• Maximum Return:	65% - 85% (to be determined on the Trade Date)

Positioning:

•	100% upside participation in the Index with a Maximum Return of between 65% to 85% (to be determined on the Trade Date)
•	BUyS will outperform the Index (on a price return basis) if the Index declines below the Initial Level

Best Case Scenario:

•	If the Index increases, investors receive 100% of the performance of the Index at maturity subject to a Maximum Return of between 65% and 85% (to be determined on the Trade Date)
•	Investment in BUyS is not callable or averaged

Worst Case Scenario:

•	Investment in the Securities is protected at maturity by the Buffer Level
•	If the Index declines below the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% decline in the Index below the Buffer Level
•	Subject to the credit of the Issuer, the maximum loss on an investment is 90%

Risk Considerations:

•	Because the Securities are not principal protected and an investor’s return is linked to the performance of the Index, investors may lose up to 90% of their initial investment
•	Return on the Securities is linked to the performance of the Index
•	An investment in the Securities is subject to the credit of the Issuer

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•	Hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Securities.
•

No representation is made that any trading strategy or account will, or is likely to, achieve returns similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

•	Analysis assumes a Maximum Return of 75% (the actual Maximum Return will be set on the Trade Date).

Selected Risk Factors

•

THE RISK OF INVESTING IN COMMODITIES CAN BE SUBSTANTIAL — The price of the Securities and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN — If the Index Return exceeds the Maximum Return of between 65% and 85% (to be determined on the Trade Date), your payment at maturity will nevertheless be limited to a maximum payment of between $1,650 and $1,850 for each $1,000 face amount of the Securities you hold.

•

YOUR RETURN ON THE SECURITIES WILL BE DEPENDENT ON THE CHANGE IN THE VALUE OF THE INDEX DURING THE TERM OF THE INSTRUMENT — There is no assurance that the commodities which comprise the Index will have positive or negative performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.

•

THE SECURITIES DO NOT ASSURE ANY RETURN OF YOUR INITIAL INVESTMENT IN EXCESS OF $100 PER $1,000 SECURITY FACE AMOUNT — The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. You could lose up to $900 for each $1,000 Security face amount that you invest.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 384J-3 related to this offering.

•

A LIQUID SECONDARY MARKET FOR THE SECURITIES DOES NOT EXIST — Deutsche Bank AG does not guarantee an early redemption price for the Securities. If requested by an investor, Deutsche Bank AG may, at its sole discretion, provide a quote depending on a number of factors such as market conditions.

•

THE RECEIPT BY THE INVESTOR OF MONIES OWED UNDER THE SECURITIES IS SUBJECT TO AND DEPENDENT ON DEUTSCHE BANK AG’S ABILITIES TO PAY SUCH MONIES — Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

Please see “Risk Factors” in accompanying product supplement J-3 and “Selected Risk Considerations” in accompanying term sheet No. 384J-3.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 384J-3, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement J-3, addendum to product supplement J-3 and term sheet No. 384J-3 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return is an intellectual property of Deutsche Bank AG. “Deutsche Bank Liquid Commodity Index – Mean Reversion™” is a trade mark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

R-3965-1 (05/08)